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                                                                    EXHIBIT 99.1

For immediate release


Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607
                  jane.ostrander@tenneco-automotive.com

                  Leslie Cleveland Hague
                  Investor Relations
                  847 482-5042
                  lchague@tenneco-automotive.com


                TENNECO AUTOMOTIVE AMENDS SENIOR CREDIT AGREEMENT


LAKE FOREST, ILLINOIS, MARCH 22, 2001 -- Tenneco Automotive (NYSE: TEN) announced today that it has agreed with its senior lenders to amend certain terms of its senior credit facility. These amendments revise the financial covenant ratios under the facility in each quarter of 2001. Tenneco Automotive will retain access to the $500 million revolving credit facility under the senior credit facility subject to compliance with the revised financial covenant ratios and other terms under the senior credit facility.

 "We are aggressively reducing costs and spending, and working to improve our productivity as we continue to face very tough industry conditions -- a soft worldwide aftermarket, and slower production in the North American light vehicle and heavy-duty truck markets," said Mark A. McCollum, senior vice president, and chief financial officer. "We are pleased with the approval from our senior lenders, showing support for our strategies to address immediate challenges, as well as our longer-term plans to grow our businesses."

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Tenneco Automotive is required to meet three financial ratios under its senior credit agreement: a maximum leverage ratio (total debt/EBITDA), a minimum interest coverage ratio (EBITDA/cash interest payments), and a minimum fixed charge coverage ratio (EBITDA -- capital expenditures/cash interest payments). For the first quarter of 2001, the maximum leverage ratio was increased from
4.75 to 6.00; the minimum interest coverage ratio was reduced from 1.70 to 1.40; and the minimum fixed charge coverage ratio was reduced from .75 to .60. The attached table shows the ratio adjustments for the remainder of 2001.

Tenneco Automotive is a $3.5 billion manufacturing company headquartered in Lake Forest, Ill., with 23,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.


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                                                    2001
                                     -----------------------------------
                                         Q1       Q2       Q3        Q4
 Leverage Ratio

         Prior Covenant                 4.75     4.50     4.50      4.25

         Revised Covenant               6.00     6.25     6.00      5.50


 Interest Coverage Ratio

         Prior Covenant                 1.70     1.80     1.80      1.90

         Revised Covenant               1.40     1.35     1.40      1.55


 Fixed Charge Coverage Ratio

         Prior Covenant                 0.75     0.85     0.85      1.00

         Revised Covenant               0.60     0.55     0.65      0.80